                                                                    Exhibit 99.1



H-QUOTIENT, INC., POSTS RECORD ANNUAL EARNINGS
Friday May 23, 9:18 am ET

VIENNA, Va.--(BUSINESS WIRE)--May 23, 2003--H-Quotient, Inc., (OTC Bulletin Board:HQNT - News) audited annual earnings for the year ending December 31, 2002, were $.04 per share exclusive of unrealized losses in securities compared with $.02 per share for 2001.

Combined with EBITDA (earnings before interest, taxes, depreciation and amortization), 2002 earnings were$1,548,601 or $.06 per share. Revenue increased to $2,181,315 in 2002 compared with $746,462 in 2001. Operating expenses for 2002 and 2001 were $1,199,414 and $1,191,148 respectively.

The Company took significant 4th Quarter writedowns, including an allowance for doubtful accounts of $509,037, an acceleration of miscellaneous expenses of $245,056, accelerated depreciation and amortization of $145,184, and deferring of income from the IntelliServices acquisition of $496,000. These items had an impact of approximately $.06 per share.

The Company's primary assets are its state-of-the-art software, which is carried on the books at an amortized value of $82,171. The actual market value of these assets is substantially higher.

President and CEO Douglas Cohn said, "We are very pleased with the results for 2002, and the conservative steps taken in the 4th quarter to strengthen the company. Our strong financial position will enable us to fund this year's anticipated growth."

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

For more information visit the H-Quotient web site at www.hquotient.com.
------------------------------------------------------------------------
Contact:

     H-Quotient, Inc.
     Kathryn Kennard, 703/821-3434